EXHIBIT 99.3.2

BANKATLANTIC BANCORP, INC.

2100 West Cypress Creek Road

Fort Lauderdale, Florida 33309

May 16, 2011

Dear Shareholder:

Enclosed are the prospectus supplement and accompanying base prospectus (collectively, the “Prospectus”) and other materials relating to the rights offering by BankAtlantic Bancorp, Inc. (the “Company”). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase shares of the Company’s Class A Common Stock in the rights offering only during a limited period. You will find answers to some frequently asked questions about the rights offering in the section of the Prospectus entitled “Questions and Answers Related to the Rights Offering.” You should carefully read the entire Prospectus, as well as the information incorporated by reference therein, and also refer to the Instructions for Use of BankAtlantic Bancorp, Inc. Subscription Rights Certificates included with this letter.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING.

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The Company has issued to you 0.624 subscription rights for each share of the Company’s Class A Common Stock or Class B Common Stock you owned of record as of the close of business on May 12, 2011. Fractional subscription rights were not issued, but instead were rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of the Company’s Class A Common Stock at the subscription price of $0.75 per share. For example, if you owned 100 shares of the Company’s Class A Common Stock as of the close of business on May 12, 2011, you have been issued 63 subscription rights.

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Each subscription rights holder who exercises his, her or its basic subscription rights in full will be eligible to request to purchase, at the $0.75 per share subscription price, additional shares of the Company’s Class A Common Stock that are not otherwise purchased pursuant to the exercise of subscription rights by other subscription rights holders under the basic subscription rights (the “Excess Shares”), subject to acceptance by the Company as described in the Prospectus and availability and allocation as follows. If there are not enough Excess Shares to satisfy all over-subscription requests, the Excess Shares will be allocated pro-rata (subject to the elimination of fractional shares) among those subscription rights holders issued shares pursuant to over-subscription requests, in proportion to the number of shares each such subscription rights holder has purchased pursuant to the basic subscription rights; provided, however, that if such pro-rata allocation results in any such subscription rights holder being allocated a greater number of Excess Shares than such subscription rights holder requested, then such holder will be allocated only such number of Excess Shares as such subscription rights holder requested and the remaining Excess Shares will be allocated among all other subscription rights holders issued shares pursuant to over-subscription requests on the same pro-rata basis described above. Such proration will be repeated until all Excess Shares have been allocated to the full extent of the over-subscription option. See “The Rights Offering—The Subscription Rights—Over-Subscription Option” in the Prospectus.

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The rights offering expires at 5:00 p.m., New York City time, on June 16, 2011, unless extended in the sole discretion of the Company. If you do not exercise your subscription rights before that time, they will expire and will not be exercisable for shares of the Company’s Class A Common Stock.

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Once you elect to exercise your subscription rights (including your over-subscription option), you cannot change your mind and revoke your election, unless we later make a material amendment to the terms of the rights offering.

If you do not exercise your subscription rights, your ownership in the Company may be diluted. Please see the section of the Prospectus entitled “Risk Factors” for a discussion of dilution and other risk factors.

If you have any questions concerning the rights offering, shareholders may contact Georgeson Inc., the Information Agent for the rights offering, at (888) 219-8320, and banks and brokers may contact Georgeson Inc. at (212) 440-9800.

Sincerely,

Alan B. Levan
Chairman of the Board and Chief Executive Officer

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